Exhibit 10.8

3930 Freedom Circle, Suite 101

Santa Clara, CA 95054 USA

(408) 387-5000 Tel

(408) 387-5099 Fax

OFFER LETTER – FULL-TIME/EXEMPT POSITION

July 26, 2005

Lars Johnsson

Re: Employment Terms

Dear Lars:

Beceem Communications Inc. (the “Company”) is pleased to offer you employment as Vice President of Business Development on the following terms.

In your position, you will be responsible for business development and technology marketing inside and outside of the United States, reporting directly to me. You will work at our facility in Santa Clara, California, except that you will be permitted to work up to two weeks per quarter from the East Coast (provided it does not impede you from performing your necessary duties).

Your initial base salary will be at the rate of one hundred seventy thousand dollars ($170,000) per year, less payroll deductions and all required withholdings, payable semi-monthly. As an exempt salaried employee, you may be expected to work additional hours as required by the nature of your work assignments, and will not be eligible for overtime pay.

To assist with your move, the Company will pay documented moving expenses in an amount not to exceed fifteen thousand dollars ($15,000). If you terminate your employment with the Company for any reason at any time within the first twelve months after your start date, then you will be required to repay the Company for the entire amount of the moving expenses paid to you.

You are also eligible for a sign-on bonus of twelve thousand dollars ($12,000), less required payroll deductions and withholdings. This amount will be paid in four three thousand dollar ($3,000) installments. The first payment will be made within the first ninety (90) days after your start date. The remaining three installments will be paid on a quarterly basis thereafter. You must be employed on the date these amounts are paid in order to earn them. Accordingly, if either your or the Company terminate your employment for any reason before any portion of the sign-on bonus is paid, then you will not have earned that portion of the sign-on bonus.

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Subject to approval by the Company’s Board of Directors (the “Board”), following your hire, the Company will grant you an option (the “Option”) to purchase four hundred eighty thousand (480,000) shares of the Company’s Common Stock at a purchase price equal to the fair market value of the stock on the date of grant as determined by the Board under the Company’s 2003 Equity Incentive Plan (the “Plan”). The Option will be subject to the terms and conditions of the Plan and your individual grant agreement, including a four-year vesting schedule, as specified in your grant agreement, pursuant to which, during your Continuous Service to the Company (as defined in the plan), twenty-five percent (25%) of the Option shares will vest on the first anniversary of your vesting commencement date, and 1/36 of the remaining shares will vest each subsequent month over the following three years.

If your employment with the Company is terminated without Cause (as defined herein), or you resign from your employment for Good Reason, within twelve months after a Change of Control (as defined herein), and if (in either case) you provide the Company with a signed general release of all claims in a form acceptable to the Company and allow that release to become effective, then the Company will accelerate the vesting of the Option such that 50% of the then unvested shares subject to the Option will be immediately vested and exercisable as of your last day of employment.

For purposes of this Agreement, “Cause” shall mean misconduct, including: (i) conviction of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against the Company; (iii) willful and material breach of your duties that has not been cured within 30 days after written notice from the Company of such breach; (iv) intentional and material damage to the Company’s property; or (v) material breach of the Proprietary Information and Inventions Agreement.

For purposes of this Agreement, “Good Reason” shall mean any of the following actions taken by the Company without your consent: (i) a substantial reduction in your base compensation or benefits (except such reductions that are part of and proportional to a Company-wide reduction in compensation or benefits); (ii) a material reduction in your duties, provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” unless your new duties are substantially reduced from the prior duties; or (iii) relocation of your principal place of employment to a place greater than 50 miles from your then-current principal place of employment.

For purposes of this Agreement, a “Change of Control” shall mean: (i) a sale of substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation in which shareholders immediately before the merger or consolidation have, immediately after the

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merger or consolidation, greater stock voting power); (iii) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise (other than a reverse merger in which shareholders immediately before the merger have, immediately after the merger, greater stock voting power); or (iv) any transaction or series of related transactions in which in excess of 50% of the Company’s voting power is transferred, other than the sale by the Company of stock in transactions the primary purpose of which is to raise capital for the Company’s operations and activities.

You will also be eligible for the standard employee benefits that the Company provides. Detailed descriptions of these benefit plans are available in our written plan materials and will be provided to you upon commencement of employment. The Company may modify compensation and benefits from time to time as it deems necessary.

As a condition of your employment, you will be expected to abide by the Company’s policies and procedures and sign and abide by the enclosed Employee Proprietary Information Agreement which, among other things, prohibits unauthorized use or disclosure of the Company’s proprietary information. In your work for the Company, you will be expected not to make unauthorized use or disclosure of any confidential information or property of any former employer or other third party. Rather, you will be expected to use only that information generally known and used by persons with training and experience comparable to your own, or which is common knowledge in the industry, otherwise legally in the public domain, or provided or developed by the Company or by you on behalf of the Company.

Your employment with the Company remains at all times “at-will,” which means that both you and the Company retain the right to terminate your employment at any time, with or without cause or advance notice.

As required by law, this offer is subject to satisfactory proof of your right to work in the United States. This offer is also contingent upon the satisfactory completion of reference checks.

This letter, together with your Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with the Company. The terms of this letter supersede any other agreement, representation, or promise made to you by anyone, whether oral or written, and they cannot be changed except in a written agreement signed by you and the Company’s Chief Executive Officer.

Please sign and date this letter, and return it to me by July 26, 2005, if you wish to accept employment at the Company under the terms described above. If you accept our offer, we would like you to start no later than August 15, 2005.

We very much look forward to having the opportunity to work with you.

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Sincerely,

BECEEM COMMUNICATIONS INC.

/s/ Shahin Hedayat
Shahin Hedayat
Chief Executive Officer

UNDERSTOOD AND ACCEPTED:

/s/ Lars Johnsson	7/28/05
Lars Johnsson	Date

Enclosure: Proprietary Information and Inventions Agreement

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